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                                    AGREEMENT

                                       FOR

                           PURCHASE AND SALE OF ASSETS



                                     BETWEEN

                                 AC HUMKO CORP.,
                                  AS PURCHASER


                                       AND


                                BIONUTRICS, INC.,

                                       AND

                        NUTRITION TECHNOLOGY CORPORATION,
                                    AS SELLER





                                 OCTOBER, 1998





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                                TABLE OF CONTENTS


ARTICLE I

         DEFINITIONS...........................................................1
         1.1      DEFINITIONS..................................................1

ARTICLE II

         THE TRANSACTION.......................................................3
         2.1      PURCHASE AND SALE OF ASSETS..................................3
         2.2      PURCHASED ASSETS.............................................3
         2.3      EXCLUDED ASSETS..............................................4
         2.4      ASSUMED LIABILITIES..........................................4
         2.5      EXCLUDED LIABILITIES.........................................4

ARTICLE III

         CONSIDERATION FOR TRANSFER............................................5
         3.1      CONSIDERATION................................................5
         3.2      ROYALTY PAYMENTS.............................................5
         3.3      PROPERTY EXPENSE APPORTIONMENT; TRANSFER TAX.................5
         3.4      PURCHASE PRICE ALLOCATION....................................6

ARTICLE IV

         THE CLOSING AND TRANSFER OF ASSETS....................................6
         4.1      CLOSING......................................................6
         4.2      DELIVERIES BY PURCHASER......................................6
         4.3      DELIVERIES BY SELLER.........................................6
         4.4      OTHER AGREEMENTS.............................................7

ARTICLE V

         REPRESENTATIONS AND WARRANTIES
         OF SELLER.............................................................7
         5.1      AUTHORITY....................................................7
         5.2      VALIDITY.....................................................7
         5.3      DUE ORGANIZATION.............................................8
         5.4      FINANCIAL INFORMATION........................................8
         5.5      INTERIM CHANGE...............................................8
         5.6      PURCHASED ASSETS.............................................8
         5.7      REAL ESTATE..................................................8
         5.8      EMPLOYEE BENEFIT PLANS.......................................8
         5.9      ASSUMED CONTRACTS...........................................10
         5.10     INTELLECTUAL PROPERTY.......................................10


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         5.11     PROPRIETARY INFORMATION.....................................10
         5.12     LEGAL PROCEEDINGS...........................................11
         5.13     COMPLIANCE WITH LAW.........................................11
         5.14     BROKERS.....................................................11
         5.15     INTERNAL REVENUE CODE SECTION 1445..........................11
         5.16     PERMITS.....................................................11
         5.17     TAXES.......................................................11
         5.18     EMPLOYEES...................................................12
         5.19     INSURANCE...................................................12

ARTICLE VI

         REPRESENTATIONS AND WARRANTIES OF PURCHASER..........................13
         6.1      AUTHORITY...................................................13
         6.2      VALIDITY....................................................13
         6.3      DUE ORGANIZATION............................................13
         6.4      LEGAL PROCEEDINGS...........................................13
         6.5      BROKERS.....................................................13

ARTICLE VII

         ADDITIONAL COVENANTS AND AGREEMENTS OF SELLER........................14
         7.1      INTERIM CONDUCT OF BUSINESS.................................14
         7.2      ACCESS......................................................14
         7.3      RECORDS AND DOCUMENTS.......................................14
         7.4      STORAGE AND BAILMENT........................................14
         7.5      POST-CLOSING CLEANOUT.......................................14

ARTICLE VIII

         ADDITIONAL COVENANTS OF PURCHASER....................................14
         8.1      RECORDS AND DOCUMENTS.......................................14

ARTICLE IX

         EMPLOYEES AND EMPLOYEE MATTERS.......................................14
         9.1      EMPLOYMENT OF EMPLOYEES.....................................14
         9.2      NON-COMPETITION AND CONFIDENTIALITY AGREEMENTS..............15

ARTICLE X

         ENVIRONMENTAL MATTERS................................................15
         10.1     ENVIRONMENTAL DEFINITIONS...................................15
         10.2     REPRESENTATIONS AND WARRANTIES..............................17
         10.3     INDEMNIFICATION.............................................17
         10.4     NO ASSUMED LIABILITIES......................................17


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ARTICLE XI

         CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER.....................18
         11.1     ACCURACY OF WARRANTIES AND PERFORMANCE OF COVENANTS.........18
         11.2     NO PENDING ACTION...........................................18
         11.3     CONSENTS....................................................18
         11.4     CONDITION OF BUSINESS AND ASSETS............................18

ARTICLE XII

         CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER........................18
         12.1     ACCURACY OF WARRANTIES AND PERFORMANCE OF COVENANTS.........18
         12.2     NO PENDING ACTION...........................................19
         12.3     CONDITION OF ASSETS.........................................19

ARTICLE XIII

         SURVIVAL AND INDEMNIFICATION.........................................19
         13.1     SURVIVAL....................................................19
         13.2     INDEMNIFICATION.............................................19
         13.3     GENERAL PROVISIONS RELATING TO INDEMNIFICATION..............19

ARTICLE XIV

         TERMINATION AND WAIVER...............................................20
         14.1     TERMINATION OR ABANDONMENT..................................20
         14.2     EXTENSION OF TIME, WAIVER, ETC..............................21

ARTICLE XV

         DUE DILIGENCE........................................................21
         15.1     DILIGENCE PERIOD............................................21

ARTICLE XVI

         NONCOMPETITION AGREEMENT.............................................21
         16.1     NONCOMPETITION AGREEMENT....................................21

ARTICLE XVII

         GENERAL PROVISIONS...................................................23
         17.1     AMENDMENTS AND WAIVER.......................................23
         17.2     NOTICES.....................................................23
         17.3     EXPENSES....................................................24
         17.4     COUNTERPARTS................................................24
         17.5     SUCCESSORS AND ASSIGNS; BENEFICIARIES.......................24
         17.6     ENTIRE AGREEMENT............................................24


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         17.7     ANNOUNCEMENTS...............................................24
         17.8     PARTIAL INVALIDITY..........................................24
         17.9     BULK TRANSFER LAWS..........................................24
         17.10    GOVERNING LAW...............................................24



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EXHIBITS

Exhibit A    -  General Assignment and Bill of Sale (4.3(a))
Exhibit B-1  -  Estoppel and Consent Certificate (4.3(b))
Exhibit B-2  -  General Waiver and Release of Privileges and Consent to Storage
Exhibit C    -  Opinion of Counsel (4.3(d))
Exhibit D    -  Storage and Bailment Agreement
Exhibit E    -  Disbursement Schedule


SCHEDULES

Schedule 2.2(a)  -  Personal Property
Schedule 2.2(b)  -  Transferred Proprietary Information
Schedule 3.2     -  Royalty Payments
Schedule 3.4     -  Purchase Price Allocation
Schedule 5       -  Disclosure Schedule to Seller's Representations and
                    Warranties
Schedule 9.1(a)  -  Employees to be hired by Purchaser
Schedule 10.2    -  Environmental Permits



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
                                    AGREEMENT
                                       FOR
                           PURCHASE AND SALE OF ASSETS


         THIS AGREEMENT is made and entered into this ____ day of ______________1998, by and between AC HUMKO CORP., a Delaware corporation ("Purchaser"), and BIONUTRICS, INC., a Nevada corporation, and NUTRITION TECHNOLOGY CORPORATION, a Nevada corporation (collectively, "Seller").

                                    RECITALS

         WHEREAS, Seller, Purchaser and certain subsidiaries of Bionutrics, Inc. have entered into that certain Technology Agreement and that certain Exclusive Supply Agreement, each dated as of August 14, 1998, providing in the case of the former, among other things, for the assignment and transfer to Purchaser of the Intellectual Property and Joint Subject Matter Patents (as those terms are defined therein) and in the case of the latter, among other things, for the supply by Purchaser of Bionutrics Distillate Products and Rice Bran Products (as those terms are defined therein); and

         WHEREAS, in connection with the execution of such Agreements, the parties hereto agreed to enter into this Agreement; and

         WHEREAS, Seller and Purchaser desire to enter into this Agreement.

                                   AGREEMENTS

         Now, therefore, in consideration of the representations, warranties, covenants and agreements herein contained, the parties agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         1.1 DEFINITIONS. The following terms, as used herein, have the following meanings:

         "Adjustment Date" - as defined in Section 3.3.

         "Affiliate" - an entity controlling, controlled by or under common control with another entity, with majority ownership being deemed necessary for control.

         "Books and Records" - as defined in Section 2.2(c).

         "Business" - the commercialization, manufacturing, sale and distribution of rice bran derivative products, co-products and by-products, and various activities related thereto, including research and development, and technical support and marketing.



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         "Closing" - as defined in Section 4.1.

         "Closing Date" - as defined in Section 4.1.

         "Code" - as defined in Section 5.8(e).

         "Effective Time" - 11:59 p.m. on the Closing Date.

         "Employee Plans" - as defined in Section 5.8(a).

         "Environmental Permits" - as defined in Section 10.2(a).

         "Equipment Lease" - collectively, those two certain Equipment Leasing Agreements dated December 17, 1997, by and between Bionutrics, Inc., and Hibernia National Bank covering extruders, cooler, associated parts and a forklift.

         "ERISA" - as defined in Section 5.8(a).

         "Excluded Assets" - as defined in Section 2.3.

         "Excluded Liabilities" - as defined in Section 2.5.

         "Indemnified Party" - as defined in Section 13.3(e).

         "Indemnifying Party" - as defined in Section 13.3(e).

         "Initial Purchase Price" - as defined in Section 3.1.

         "NTC Lease" - that certain Lease Agreement dated August, 1997, by and between Yazoo Valley Oil Mill, Inc., as Landlord, and Nutrition Technology Corporation, as Tenant.

         "PBGC" - as defined in Section 5.8(d).

         "Purchase Price" - as defined in Section 3.1.

         "Purchased Assets" - as defined in Section 2.2.

         "Purchaser" - as defined in the Preamble.

         "Purchaser Employee" - as defined in Section 9.1(a).

         "Remedial Activities" - as defined in Section 10.3(c).

         "Royalty Payments" - the payments required to be made pursuant to
         Schedule 3.2.



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         "Stock Purchase Agreement" - that certain Stock Purchase Agreement dated August 14, 1998, by and between Bionutrics, Inc., and Purchaser.

         "Supply Agreement" - that certain Exclusive Supply Agreement dated August 14, 1998, by and among Purchaser, Bionutrics, Inc., and various subsidiaries of Bionutrics, Inc.

         "Tax(es)" - as defined in Section 5.17(a).

         "Tax Returns" - as defined in Section 5.17(b).

         "Technology Agreement" - that certain Technology Agreement dated August 14, 1998, by and among Purchaser, Bionutrics, Inc., and various subsidiaries of Bionutrics, Inc.

         "Third Party Claim" - as defined in Section 13.3(e).

         "Transferred Proprietary Information" - as defined in Section 2.2(b).


                                   ARTICLE II

                                 THE TRANSACTION

         2.1 PURCHASE AND SALE OF ASSETS. At the Closing, Seller shall sell, transfer, assign and deliver to Purchaser, and Purchaser shall purchase, accept and receive, the Purchased Assets.

         2.2 PURCHASED ASSETS. The "Purchased Assets" means all of Seller's rights, titles and interest in and to all of the following assets (tangible and intangible and wherever located):

                  (a) all assets which are listed on Schedule 2.2, together with any rights or claims of Seller arising out of the breach of any express or implied warranty by the manufacturers or sellers of any of such assets or any component part thereof;

                  (b) all commercial and technical information ("Transferred Proprietary Information"), including licenses, know-how, trade secrets, inventions, drawings (whether for engineering, production, or development purposes), specifications (whether for products, processes, equipment, or otherwise), and formulas, to the extent such information is associated with the operation of the assets listed on Schedule 2.2, and is necessary to perform Purchaser's obligations and exploit rights pursuant to the Technology Agreement and the Supply Agreement, including the right to make use of such information in the manufacture of products, the right to create modifications and improvements thereof, and the right to defend its interests therein with respect to third parties, such information to be inclusive of all the subject matter described in Schedule 2.2(b);

                  (c) all personnel records relating to the Purchaser Employees, all books, records, engineering notebooks, notes, and all receipts and other information relating to the assets listed on Schedule 2.2 (the "Books and Records"); and


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                  (d) any and all goodwill and going concern value of the
         Business.

         2.3 EXCLUDED ASSETS. All personnel records relating to employees of Seller other than the Purchaser Employees (the "Excluded Assets") are not included in the Purchased Assets.

         2.4 ASSUMED LIABILITIES. Seller acknowledges that it is retaining and will pay, perform and discharge when due all of its obligations and liabilities of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, relating in any way to the Business or the Purchased Assets, and that Purchaser will not be responsible in any manner whatsoever for any such obligations or liabilities arising or otherwise attributable in any manner to the ownership, operation, management or use of the Business or the Purchased Assets in any period prior to Closing.

         2.5 EXCLUDED LIABILITIES. Purchaser shall not assume any obligations or liabilities of Seller or the Business of whatsoever kind and nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, whether or not accrued, and whether arising before, on or after the Closing Date, including successor liability (collectively, together with all other obligations and liabilities of Seller which are not being specifically assumed by Purchaser pursuant to this Agreement, the "Excluded Liabilities"). Without limiting the generality of the foregoing, Purchaser shall not assume or be liable for any of the following obligations or liabilities:

                  (a) any and all liabilities and obligations to the extent relating to the ownership or use of any of the Purchased Assets or the Business;

                  (b) any and all liabilities for or resulting from the products of the Business manufactured, sold, distributed or handled in any manner including liabilities for any product guaranties, warranties, recalls, rebates or similar promotions and claims based on negligence or under any theory of tort or strict liability;

                  (c) any and all liabilities related to the Excluded Assets;

                  (d) except to the extent specifically assumed by Purchaser pursuant to the terms of Article IX, any and all liabilities of Seller relating to (i) employees of Seller to the extent attributable to the period prior to the Effective Time, or (ii) employees of Seller who do not become Purchaser Employees or (iii) the Employee Benefit Plans;

                  (e) all legal, accounting, broker and other costs and expenses of Seller incident to the negotiation, preparation, approval or authorization of this Agreement and the performance of the transactions contemplated by this Agreement;

                  (f) any obligation or liability of Seller with respect to Taxes (except Taxes specifically allocated to, prorated to or assumed by Purchaser pursuant to Section 3.3 of this Agreement);


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
                  (g) any and all environmental liabilities, if any, arising out of Seller's ownership or operation of the Purchased Assets or the Business;

                  (h) all claims resulting from the negligence of any person or under any theory of tort or strict liability involving personal injury arising or attributable to periods prior to the Effective Time or a breach or violation of any law by Seller; and

                  (i) any and all liabilities of every type and nature of Seller relating to the Business or the Purchased Assets and not expressly assumed in writing by Purchaser.


                                   ARTICLE III

                           CONSIDERATION FOR TRANSFER

         3.1 CONSIDERATION. The aggregate consideration for the Purchased Assets ("Purchase Price") shall be cash aggregating Two Million Four Hundred Thousand U.S. Dollars (U.S. $2,400,000), plus $144,000, the approximate amount required to be paid to the Lessor under the Equipment Lease (the "Initial Purchase Price"), increased or decreased, as the case may be, in accordance with Section
3.3. All payments hereunder shall be made in U.S. dollars by wire transfer or other immediately-available funds, and all currency amounts referred to throughout this Agreement are to U.S. Dollars.

         3.2 ROYALTY PAYMENTS. After the Closing, Purchaser shall also be obligated to pay to Bionutrics, Inc. the Royalty Payments, if any, which shall be calculated and paid as set forth in Schedule 3.2.

         3.3 PROPERTY EXPENSE APPORTIONMENT; TRANSFER TAX The following items relating to the Purchased Assets shall be apportioned at the Closing in an equitable manner as of the Closing Date (the "Adjustment Date") so that the income and expense items with respect to the period up to and including the Adjustment Date shall be for Seller's account and the income and expense items with respect to the period after the Adjustment Date shall be for Purchaser's account:

         Personal property Taxes, if any, on the basis of the fiscal year for which assessed. If the Closing Date shall occur before the Tax rate or assessment is fixed for any fiscal year, the apportionment of such Taxes at the Closing shall be based upon a reasonable estimate mutually agreed upon by Seller and Purchaser; provided that Seller and Purchaser shall recalculate and reprorate said Taxes and make the necessary cash adjustments promptly upon the issuance, and on the basis, of the actual Tax bills received for any such fiscal year.

At Closing, Seller shall pay or provide for all transfer Taxes and recording fees payable as a result of the transfer of the Purchased Assets provided for herein.

         3.4 PURCHASE PRICE ALLOCATION. The consideration for the Purchased Assets shall be allocated pursuant to Schedule 3.4, which Purchaser shall prepare on or before 90 days after the

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Closing. Such allocation shall be used for all purposes, including preparation and filing of Internal Revenue Service Form 8594. Seller shall cooperate with Purchaser in filing this form 8594.


                                   ARTICLE IV

                       THE CLOSING AND TRANSFER OF ASSETS

         4.1 CLOSING. The transfer of assets contemplated by this Agreement (the "Closing") shall occur at the offices of Seller in Phoenix, Arizona at 10:00 A.M. on October 1, 1998, or at such other time or place as may be mutually agreed upon by the parties (the "Closing Date"). Upon consummation, the Closing shall be deemed to take place as of the Effective Time.

         4.2 DELIVERIES BY PURCHASER. At the Closing, Purchaser shall deliver the following:

                  (a) The Initial Purchase Price as adjusted pursuant to Section
         3.3 payable by wire transfer of immediately available funds to the account of First American Title Insurance Company, National Division, for disbursement to pay all of the matters set forth on Exhibit E, with the remainder thereof to be paid by wire transfer by such title company to Seller to an account designated by Seller;



                  (b) any resale exemption certificates as other similar items as may be reasonably requested by Seller;

                  (c) an executed Storage and Bailment Agreement in the form attached hereto as Exhibit D; and

                  (d) such other instruments or documents as may be reasonably necessary or appropriate to carry out the transactions contemplated hereby.

         4.3 DELIVERIES BY SELLER. At the Closing, Seller shall deliver the following:

                  (a) a general assignment and bill of sale executed by Seller to convey the Purchased Assets in the form attached hereto as Exhibit A;

                  (b) an estoppel certificate in the form attached hereto as Exhibit B-1, executed by the Landlord under the NTC Lease;

                  (c) a General Waiver and Release of Privileges and Liens and Consent to Storage in the form attached hereto as Exhibit B-2, executed by the Landlord under the NTC Lease;

                  (d) an opinion of counsel in the form of Exhibit C;

                  (e) the Code Section 1445 certificate referred to in Section 5.15;


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
                  (f) all Books and Records;

                  (g) a UCC-1 covering the Purchased Assets and identifying Purchaser as the owner of the Purchased Assets, which will be stored at Seller's facility in accordance with the terms and provisions of
         Section 7.4;

                  (h) an executed Storage and Bailment Agreement in the form attached hereto as Exhibit D; and

                  (i) such other instruments or documents as may be reasonably necessary or appropriate to carry out the transactions contemplated by this Agreement.

         4.4 OTHER AGREEMENTS. At the Closing, the parties shall execute, acknowledge and deliver such other instruments or documents as may be reasonably necessary or appropriate to carry out the transactions contemplated by this Agreement.


                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                                    OF SELLER

         Except as set forth in the Disclosure Schedule keyed to the applicable
Section in this Article, each of the parties constituting Seller hereby jointly and severally represents and warrants to Purchaser, as of the date hereof, and as of the Closing Date, as set forth below.

         5.1 AUTHORITY. Seller has full right, power and authority, without the consent of any other person, to execute and deliver this Agreement and the agreements contemplated hereby and to consummate the transactions contemplated hereby and thereby, including the transfer of each of the Purchased Assets. All corporate acts required to be taken by Seller to authorize the execution and delivery of this Agreement and all agreements and transactions contemplated hereby have been duly and properly taken.

         5.2 VALIDITY. This Agreement has been, and the agreements and other documents to be delivered by Seller at Closing will be, duly executed and delivered and constitute the valid and legally binding obligations of Seller, as applicable, enforceable in accordance with their respective terms. The execution and delivery by Seller of this Agreement and the agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby will not (immediately, with notice, the passage of time or both) result in the creation of any lien, charge or encumbrance or the acceleration of any indebtedness or other obligation of Seller and are not prohibited by, do not violate or conflict with any provision of, and do not and will not (immediately, with notice, the passage of time or both) constitute a default under or a breach of (i) the charter or by-laws of each party constituting Seller, (ii) any note, bond, indenture, contract, agreement, permit, license or other instrument to which either party constituting Seller is a party or by which either of such parties is bound, (iii) any order, writ, injunction, decree or judgment of any court or governmental agency, or (iv) any law, rule or regulation applicable to either party constituting Seller is bound.

         5.3 DUE ORGANIZATION. Each party constituting Seller is a corporation duly organized, in good standing and validly existing under the laws of Nevada and is qualified and in good standing as a foreign corporation under the laws of each jurisdiction in which qualification is required.

         5.4 FINANCIAL INFORMATION. [Intentionally Omitted.]

         5.5 INTERIM CHANGE. Except as set forth in Schedule 5.5, Seller has not subjected any of the Purchased Assets to any mortgage, pledge, lien or other encumbrance or entered into any agreement or commitment (other than this Agreement or any arrangement provided for in or contemplated by this Agreement) to take so subject any of the Purchased Assets.

         5.6 PURCHASED ASSETS. Seller has good title to all of the Purchased Assets.

         5.7 REAL ESTATE.

                  (a) The NTC Lease is in full force and effect and no defaults exist under the NTC Lease by either party to the NTC Lease, and all payments required to be made by Tenant under the NTC Lease have been paid through August 31, 1998. The termination date of the NTC Lease is February 28, 1999.

                  (b) Seller has not received notice and does not otherwise have knowledge of any condemnation, requisition or taking by any public authority of any portion of the real estate covered by the NTC Lease.

         5.8 EMPLOYEE BENEFIT PLANS.

                  (a) Schedule 5.8 lists all the following that are sponsored, maintained or contributed to by Seller for the benefit of the employees of Seller currently performing services at the facility covered by the NTC Lease (collectively, the "Employee Plans"):

                             (i) each "employee benefit plan," as such term is
                  defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); and

                             (ii) each personnel policy, stock option or
                  purchase plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, sick pay policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, annuity contract, executive compensation or supplemental income arrangement, consulting agreement, employment agreement, and each other employee benefit plans, agreement, arrangements, program, practice or understanding that is not described in Section 5.8(a)(i).

                  (b) Seller has performed all obligations, whether arising with respect to the Employee Plans, by operation of law or by contract, required to be performed by it in connection with the Employee Plans, and there have been no defaults or violations by any other party to the Employee Plans. All contributions required to be made to the Employee Plans pursuant to their terms and provisions and applicable law have been timely made.

                  (c) All reports and disclosures relating to the Employee Plans required to be filed with or furnished to governmental agencies, Employee Plan participants, or Employee Plan beneficiaries have been filed or furnished in accordance with applicable law in a timely manner, and each Employee Plan has been administered in substantial compliance with its governing documents and applicable law.

                  (d) With respect to the Employee Plans, (1) there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of Seller, threatened against, or with respect to, any of the Employee Plans or their assets, (2) there is no matter pending (other than routine qualification determination filings) with respect to any of the Employee Plans before the Internal Revenue Service, the Department of Labor, or the Pension Benefit Guaranty Corporation (the "PBGC"), (3) Seller has not received notification of the commencement of an audit by any such agency of any of the Employee Plans, (4) there are no expenses that are required to have been paid as of the date hereof by any of the Employee Plans that have not been so paid, and (5) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (i) require any larger contribution to, or the payment of greater benefits under, any Employee Plan than otherwise would have been required or
         (ii) create or give rise to any additional vested rights or service credits under any Employee Plan.

                  (e) In connection with the consummation of the transactions contemplated by this Agreement, no payments have or will be made under the Employee Plans that, in the aggregate, would result in imposition of a penalty, sanction, or Tax imposed under Section 280G and 4999 of the Internal Revenue Code of 1986, as amended (the "Code").

                  (f) None of the Employee Plans is a "multiemployer plan" as defined in Section 3(37) of ERISA.

                  (g) All the Employee Plans are in compliance in all respects with the requirements prescribed by applicable statutes, orders, or governmental rules and regulations currently in effect with respect thereto.

                  (h) Each Employee Plan intended to be qualified under Section 401(a) of the Code has heretofore been determined by the Internal Revenue Service to so qualify, and, such Employee Plan has not been amended or operated in any manner that is reasonably likely to cause any such Employee Plan to fail to qualify under Section 401(a) of the Code. As to any Employee Plan intended to be qualified under Section 401 of the Code, there has been no termination of, partial termination of, or, in the case of a plan to which Section 412 of the Code does not apply, complete discontinuance of contributions under the Employee Plan within the meaning of Section 411(d)(3) of the Code for which the rights of all affected employees to benefits accrued to the date of such termination, partial termination, or discontinuance, to the extent funded as of such date, or the amounts credited to the employees' accounts, have not been vested 100% and thereby rendered nonforfeitable.

                  (i) Seller has not incurred any liability to the PBGC under
         Section 4001 et seq. of ERISA. All premiums payable to the PBGC have been paid when due.

                  (j) Seller has delivered to Purchaser copies of all written Employee Plans and, where applicable, amendments thereto, related trusts, the most recent determination letter from the Internal Revenue Service, summary plan descriptions and the most recent annual reports filed pursuant to ERISA or the Internal Revenue Code with respect to the Employee Plans.

                  (k) No prohibited transaction, as defined in Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any Employee Plan. No breach of any fiduciary duty imposed with respect to an Employee Plan pursuant to Title I of ERISA has occurred.

         5.9 ASSUMED CONTRACTS. [Intentionally omitted.]

         5.10 INTELLECTUAL PROPERTY. [Intentionally omitted.]

         5.11 PROPRIETARY INFORMATION. Subject to the Technology Agreement, with respect to the Transferred Proprietary Information, (i) Seller is the owner or has the right to authorize the use of or convey the Transferred Proprietary Information to third parties; (ii) no action, suit or proceeding is pending or, to Seller's knowledge, threatened with respect to the Transferred Proprietary Information; (iii) to the knowledge of Seller, none of the Transferred Proprietary Information infringes upon the rights of others or is subject to any outstanding order, decree or judgment; (iv) there are no royalty, commission or similar arrangements, and no licenses, sublicenses or agreements, pertaining to any of the Transferred Proprietary Information. All rights of Seller in and to the Transferred Proprietary Information are transferable to Purchaser as contemplated herein without any consent or other approval.


         5.12 LEGAL PROCEEDINGS. (i) Seller is not engaged in or a party to or, to the knowledge of Seller, threatened with any action, suit or other legal proceeding involving the Purchased Assets, (ii) Seller has no knowledge of any investigation threatened by any governmental or regulatory authority with respect to the Purchased Assets, and (iii) the Purchased Assets are not subject to any judgment, order, writ, injunction, stipulation or decree of any court or any governmental agency.

         5.13 COMPLIANCE WITH LAW. Seller has complied with all applicable statutes, codes, laws, ordinances, rules and regulations, in operating the Business at the facility covered by the NTC Lease and elsewhere. All Improvements and equipment situated on the facility covered by the NTC Lease comply with all applicable statutes, codes, laws, ordinances, rules and regulations including specifically (i) NFPA standards with regard to materials to be used in the area's class of service including integral fire sprinklers or special protection devices for the hazards in the area's class of service, (ii) the Occupational Safety and Hazards Act health and safety standards with regard to materials to be used in the area's class of service and
(iii) all pollution control regulations and permitting requirements including but not limited to a spill prevention control and countermeasure plan, storm water pollution control plan, and land use documentation.

         5.14 BROKERS. Seller has not retained any broker, finder or agent or incurred any liability or obligation for any brokerage fees, commissions or finders fees with respect to this Agreement or the transactions contemplated hereby other than brokers' whose fees will be the sole responsibility of Seller.

         5.15 INTERNAL REVENUE CODE SECTION 1445. Seller is not a "foreign person" within the meaning of Code Section 1445 (26 U.S.C. Section 1445). Seller shall furnish Purchaser on or before the Closing Date with a certificate of non-foreign status signed by the appropriate party and sufficient in form and substance to relieve Purchaser of all withholding obligations under Code Section 1445.

         5.16 PERMITS. [Intentionally omitted.]

         5.17 TAXES.

                  (a) Seller has paid or will pay when due or finally settled all Federal, state, local and provincial and other foreign net or gross income Taxes together with any interest thereon, any penalties, additions to Tax or additional amounts with respect thereto and any interest in respect of such penalties, additions or additional amounts (collectively referred to as "Taxes" and individually as a "Tax") relating to the Business which are imposed on Seller or which are attributable to the period of time prior to the Effective Time.

                  (b) Seller has filed, or will file when due, all reports and returns ("Tax Returns") of all Federal, state, local and provincial and other foreign, gross receipts, sales, use, ad valorem, value added, franchise, withholding, payroll, employment, excise, property or other Taxes, assessments or other governmental charges, together with any penalties, additions to Tax or additional amounts with respect thereto and any interest required to be filed relating to the Business or the Purchased Assets for the periods up to the Effective Time.

                  (c) There are no liens for any Taxes upon the Purchased Assets other than liens for Taxes not yet delinquent.

                  (d) The Purchased Assets (other than intangible personal property, and motor vehicles, if any, required to be titled) were obtained by Seller for its own use, and Purchaser's purchase of the Purchased Assets (other than intangible personal property, and motor vehicles, if any, required to be titled) is exempt from sales and use Tax.

                  (e) Seller will file within fifteen days of Closing a final sales and use Tax return from all applicable jurisdictions and will request from each applicable tax commissioner for presentation to Purchaser a receipt showing that all Taxes, interest and penalties have been paid or a certificate indicating that no Taxes are due.

         5.18 EMPLOYEES.

                  (a) All employees and former employees employed by Seller shall be paid in full all wages, salaries, commissions, bonuses, severance, vacation, and termination pay, in each case if any, and other cash compensation due, if any, for all services performed by them through the date of Closing.

                  (b) With respect to the employees at the facility covered by the NTC Lease (i) to the knowledge of Seller, Seller has complied in all respects with all applicable laws regarding labor, employment and employment practices, terms and conditions of employment, occupational safety and health and wages and hours, including, without limitation, any bargaining or other obligations under the National Labor Relations Act, (ii) Seller is not a party to or bound by, any collective bargaining agreement or other written contract concerning employment, or any affirmative action plan established pursuant to any local, state or federal law or order of any Governmental Body or court, (iii) there is no labor strike or labor dispute, slowdown or stoppage actually pending or threatened against or affecting Seller, and Seller has not experienced any labor strikes or material labor disputes, slowdowns or stoppages during last three years, and (iv) there is no dispute concerning representation as to any collective bargaining representative concerning employees of Seller, and no union claims to or is seeking to represent non-union employees of Seller.

         5.19 INSURANCE. Schedule 5.19 herein sets forth a list of all policies of insurance maintained for the benefit of the Business and owned by Seller (other than employee benefit plans), setting forth the applicable underwriter, type of coverage, policy number and policy periods. All such insurance policies shall be maintained by Seller and shall continue in full force and effect so long as the NTC Lease shall remain in full force and effect or, if earlier, the time when there are no Purchased Assets at the facility covered by the NTC Lease.

                                   ARTICLE VI

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser hereby represents and warrants to Seller as of the date hereof, and as of the Closing Date, as set forth below.

         6.1 AUTHORITY. Purchaser has full right, power and authority, without the consent of any other person, to execute and deliver this Agreement and the agreements contemplated hereby and to consummate the transactions contemplated hereby and thereby. All corporate acts required to be taken by Purchaser to authorize the execution and delivery of this Agreement and the agreements contemplated hereby and all transactions contemplated hereby and thereby have been duly and properly taken.

         6.2 VALIDITY. This Agreement has been, and the agreements and other documents to be delivered by Purchaser at Closing will be, duly executed and delivered by Purchaser and will constitute lawful, valid and legally binding obligations of Purchaser, enforceable in accordance with their respective terms. The execution and delivery by Purchaser of this Agreement and the agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby will not (immediately, with notice, the passage of time or both) result in the creation of any lien, charge or encumbrance or the acceleration of any indebtedness or other obligation of Purchaser and are not prohibited by, do not violate or conflict with any provision of, and do not and will not (immediately, with notice, the passage of time or both) result in a default under or a breach of (i) the charter or by-laws of Purchaser , (ii) any contract, agreement, permit, license or other instrument to which Purchaser is a party or by which either is bound, (iii) any order, writ, injunction, decree or judgment or any court or governmental agency, or (iv) any law, rule or regulation applicable to Purchaser, except for such creations, accelerations, terminations, violations, conflicts, breaches, defaults, charges or encumbrances that, in the aggregate will not have an adverse effect on Purchaser's ability to consummate the transactions contemplated hereby.

         6.3 DUE ORGANIZATION. Purchaser is a corporation duly organized, in good standing and validly existing under the laws of Delaware.

         6.4 LEGAL PROCEEDINGS. Purchaser is not engaged in or a party to or, to the knowledge of Purchaser, threatened with any action, suit or other legal proceeding involving the Purchased Assets or affecting its ability to engage in the transactions contemplated hereby.

         6.5 BROKERS. Purchaser has not retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions or finders fees with respect to this Agreement or the transactions contemplated hereby.

                                   ARTICLE VII

                  ADDITIONAL COVENANTS AND AGREEMENTS OF SELLER

         7.1 INTERIM CONDUCT OF BUSINESS.  [Intentionally omitted]

         7.2 ACCESS. Seller shall give Purchaser and its representatives access during normal business hours and under reasonable circumstances to all properties and records of the Business and furnish Purchaser with all financial and other information in its possession relating to the Business and the Purchased Assets as Purchaser may from time to time reasonably request.

         7.3 RECORDS AND DOCUMENTS. Following the Closing Date, Seller shall grant to Purchaser and its representatives, at Purchaser's reasonable request, reasonable access to and the right to make copies at its expense of those records and documents in Seller's possession related to the Business or the Purchased Assets that Seller has retained with the approval of Purchaser, as may be reasonably necessary for Purchaser's operation of the Business after the Closing.

         7.4 STORAGE AND BAILMENT. From and after the Closing Date until the end of the term of the NTC Lease (i.e. February 28, 1999), Seller shall grant to Purchaser the right to store the

Purchased Assets at Seller's leased facility situated at 520 Trenton, West Monroe, Louisiana pursuant to the Storage and Bailment Agreement.

         7.5 POST-CLOSING CLEANOUT. Within sixty (60) days after the Closing, Seller shall cause all of the Purchased Assets which are listed on Schedule 2.2 to be purged of all chemicals by causing all pipes to be blown out with pressured air and all storage tanks, if any included therein, to be emptied of their contents.


                                  ARTICLE VIII

                        ADDITIONAL COVENANTS OF PURCHASER

         8.1 RECORDS AND DOCUMENTS. Following the Closing Date, Purchaser shall grant to Seller and its representatives, at Seller's reasonable request, reasonable access to and the right to make copies at its expense of those records and documents related to the Business or the Purchased Assets to the extent they relate to the period prior to Closing as may be reasonably necessary for litigation, preparation of financial statements, tax returns and audits or other valid business purposes.


                                   ARTICLE IX

                         EMPLOYEES AND EMPLOYEE MATTERS

         9.1 EMPLOYMENT OF EMPLOYEES.

         (a) Purchaser does not intend to hire any employees of Seller except each Purchaser Employee. Except as otherwise specifically provided in this Agreement, Purchaser intends to implement its own wage structure, benefits, conditions of employment and other terms and conditions of employment with respect to each Purchaser Employee, and the terms and conditions of any medical, mental health, dental, prescription drug, vision, or severance plan, program, or policy to be offered to any Employee shall be determined solely by Purchaser and no such plan, program or policy is required to be reasonably equivalent to any such plan, program, or policy provided by Seller immediately prior to the Closing Date. Purchaser shall control and be responsible for the process of offering employment to and hiring the prospective Purchaser Employees. The term "Purchaser Employee" as used in this Agreement shall mean each employee of Seller listed on Schedule 9.1(a).

         (b) Seller shall provide to all employees and former employees of Seller sufficient group health plan benefits to satisfy the obligations, if any, of Seller, Purchaser, and any commonly controlled entity with respect to qualified beneficiaries on or before the Closing Date under the continuation of coverage provisions described in Section 4980B of the Code and Sections 601 through 608 of ERISA and any similar continuation of health coverage provisions of applicable state law.

         (c) Nothing contained in this Article IX is intended to confer upon any Employee any right to continued employment or any right to wages or benefits at any time after the

Closing Date. Further, notwithstanding any provision in this Agreement to the contrary, Purchaser expressly reserves the right to amend, modify, or terminate any benefit plan or program established or maintained by Purchaser for the benefit of any Employee.

         (d) Effective as of the Closing Date, Purchaser shall provide the Purchaser Employees with benefits (except for severance benefits, which Purchaser shall not provide to any of the Purchaser Employees) on a basis consistent with Purchaser's normal practice, including qualified and nonqualified retirement plans, welfare plans, health care coverage, and all other benefit arrangements and personnel policies, under the terms, conditions and eligibility requirements of each such plan, policy, or arrangement.

         9.2 NON-COMPETITION AND CONFIDENTIALITY AGREEMENTS. To the extent that Seller has non-competition and confidentiality agreements with its employees, Seller shall release, relinquish or waive any rights it may have pursuant to such agreements for any Purchaser Employees provided that such release, relinquishment or waiver shall not enlarge Purchaser's or diminish Seller's rights under the Technology Agreement.


                                    ARTICLE X

                              ENVIRONMENTAL MATTERS

         10.1 ENVIRONMENTAL DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:

                  "Environmental Laws" means any and all laws, statutes, ordinances, rules, regulations, orders, or determinations of any governmental authority at the federal, state, and local level pertaining to pollution of the environment and protection of health and the environment including without limitation, the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 ("CERCLA"), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource and Conservation and Recovery Act of 1976, ("RCRA") as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, all implementing rules and regulations , and any other environmental conservation or protection laws at the federal, state, and local level regarding the Release, Threatened Release, or Disposal of Petroleum Products, Hazardous Substances, or Solid Wastes.

                  "Petroleum Product" means any material, product, or substance that is included within the definitions of "petroleum," "petroleum products," "petroleum substances," "crude oil," or "oil" in or pursuant to any Environmental Law, or subject to regulation under any Environmental Law.

                  "Hazardous Substance" means any material, waste, or substance, that is: (A) included within the definitions of "hazardous substances," "hazardous materials," or "toxic substances," in or pursuant to any Environmental Law, or subject to regulation under any Environmental Law; (B) listed in the United States Department of Transportation Optional Hazardous Materials Table, 49 C.F.R. Section 172.101, as amended, or in the United States Environmental Protection Agency List of

Hazardous Substances and Reportable Quantities, 40 C.F.R. Part 302, as amended; or (C) explosive, radioactive, asbestos, a polychlorinated biphenyl, oil, or a petroleum product.

                  "Solid Waste" means any material, waste, or substance included within the definition of "solid waste" in or pursuant to any Environmental Law, or subject to regulation under any Environmental Law.

                  "Release", "Threatened Release" and "Disposal" shall have the meanings provided within the definitions of "release," "threatened release," or "disposal" in or pursuant to any Environmental law, or subject to regulation under any Environmental Law.

                  "Governmental Authority" means the United States, the state, county, city, and political subdivisions in which the facility covered by the NTC Lease is located or that exercise jurisdiction over such facility, and any agency, department, commission, board, bureau, or instrumentality that exercises jurisdiction over the facility covered by the NTC Lease.

                  "Losses" as used in this Article X shall mean losses, damages, costs and expenses incurred as a result of the violation of any Environmental Laws or incurred pursuant to Environmental Laws, including, without limitation, penalties, fines, interest, amounts paid in settlement and reasonable attorneys fees.

                  "Materials of Environmental Concern" includes chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, hazardous wastes, hazardous materials, hazardous chemical, petroleum and petroleum products, regulated materials, radioactive materials, and pesticides.

         10.2 REPRESENTATIONS AND WARRANTIES. Seller hereby represents and warrants to Purchaser as of the date hereof and as of the Closing Date, that the following are true:

                  (a) Seller has obtained with respect to the facility covered by the NTC Lease, all permits, licenses, other authorizations, registrations and other governmental consents ("Environmental Permits") required under Environmental Laws.

                  (b) The facility covered by the NTC Lease is in compliance with all terms and conditions of such Environmental Permits.

         10.3 INDEMNIFICATION.

                  (a) The responsibility of Seller for the payment of Losses arising out of matters covered by Article X shall be governed exclusively by the provisions of this Article X and Article XIII, without regard to any other representations and warranties herein.

                  (b) Subject to the provisions of Article XIII, Seller shall indemnify, defend and hold harmless Purchaser against all Losses arising out of breach of any representation or warranty contained in
         Section 10.2.

                  (c) Seller and Purchaser shall consult and cooperate fully and in good faith with each other in respect to the planning, implementation and control of actions taken to remediate conditions or to contest proposed remediation giving rise to Losses covered by
         Section 10.3(b) ("Remedial Activities"). All Remedial Activities shall be taken in the business judgment of Purchaser (exercised without regard to the availability of indemnification hereunder). Each party shall designate an individual responsible for the initial phase of all such consultation and cooperation.

                  (d) Seller shall be obligated to indemnify Purchaser for Remedial Activities only to the extent that such Remedial Activities are necessary to achieve compliance with or fulfill duties under Environmental Laws in effect at the Closing and in no event shall Seller have any liability hereunder arising from any Losses (whether from increased remediation costs or otherwise) resulting from any change in Environmental Laws after the Closing.

         10.4 NO ASSUMED LIABILITIES Purchaser assumes no liability of Seller with respect to environmental conditions, contamination, or pollution.


                                   ARTICLE XI

                CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

         The obligation of Purchaser to consummate the transactions contemplated by this Agreement are subject to fulfillment prior to or at the Closing of the following conditions (unless waived in writing in the sole discretion of Purchaser):

         11.1 ACCURACY OF WARRANTIES AND PERFORMANCE OF COVENANTS. The representations and warranties of Seller contained herein shall be accurate in all material respects when made and as of the Closing Date. Seller shall have performed all obligations and complied with each of the covenants, agreements and conditions required to be performed or complied with on or prior to the Closing.

         11.2 NO PENDING ACTION. No action, suit, proceeding or investigation before any court, administrative agency or other governmental authority shall be pending or threatened wherein an unfavorable judgment, decree or order would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated hereby or cause such transactions to be rescinded.

         11.3 CONSENTS. All notices to, consents, approval, authorizations and waivers from third parties and governmental agencies required for the transfer of any of the Purchased Assets or that are otherwise required for the consummation of the transactions contemplated hereby upon the terms hereof shall have been obtained or provided for and shall remain in effect.

         11.4 CONDITION OF BUSINESS AND ASSETS. The Purchased Assets shall not have been adversely affected since the date hereof in any material way by any act of God, fire, flood, accident, war, or other event or occurrence, whether or not covered by insurance.

         11.5 OPINION OF COUNSEL. Seller shall have delivered the opinion of counsel referred to in Section 4.3(d).


                                   ARTICLE XII

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

         The obligation of Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment prior to or at the Closing of the following conditions (unless waived in writing in the sole discretion of Seller):

         12.1 ACCURACY OF WARRANTIES AND PERFORMANCE OF COVENANTS. The representations and warranties of Purchaser contained herein shall be accurate in all material respects as if made on and as of the Closing Date. Purchaser shall have, in all material respects, performed all its obligations and complied with each of the covenants, agreements and conditions required to be performed or complied with on or prior to the Closing.

         12.2 NO PENDING ACTION. No action, suit, proceeding or investigation before any court, administrative agency or other governmental authority shall be pending wherein an unfavorable judgment, decree or order would prevent the carrying out of this Agreement or any of the transactions contemplated hereby in a way materially adverse to Seller, declare unlawful the transactions contemplated hereby or cause such transactions to be rescinded.

         12.3 CONDITION OF ASSETS. The Purchased Assets shall not have been adversely affected in any material way by any act of God, fire, flood, accident, war, or other event or occurrence, whether or not covered by insurance.


                                  ARTICLE XIII

                          SURVIVAL AND INDEMNIFICATION

         13.1 SURVIVAL. Unless otherwise specified herein, all covenants, agreements, representations and warranties contained in this Agreement shall survive the Closing for a period of six months from the date hereof except that the representations and warranties set forth in Sections 5.1, 5.2, 5.8, 5.11, 5.12, 5.17(c) and 5.18 shall survive for twenty-four months from the date hereof. Any claim for indemnification that is asserted by written notice as provided in Section 13.3 within the survival period shall survive until resolved pursuant to a final non-appealable judicial determination or otherwise.

         13.2 INDEMNIFICATION. Seller shall indemnify, defend and hold harmless Purchaser from and against any and all loss, damage, cost or expenses (including reasonable attorneys' fees and expenses) (i) caused by any misrepresentation, breach of warranty or failure to fulfill any covenant or agreement of Seller contained herein, (ii) for which indemnification is required pursuant to Article X, (iii) arising from the Excluded Liabilities, or (iv) arising out of or resulting from the failure to comply with any applicable bulk sales act. Purchaser shall indemnify and hold harmless Seller from and against any and all loss, damage, cost or expense (including reasonable attorneys' fees) (i) caused by any misrepresentation, breach of warranty or failure to fulfill any covenant or agreement of Purchaser contained herein or in any agreement or other document delivered pursuant hereto, or (ii) arising from the Assumed Liabilities.

         13.3 GENERAL PROVISIONS RELATING TO INDEMNIFICATION.

                  (a) No claim may be made against Seller for indemnification pursuant to this Article XIII for any individual claim of less than $5,000. The maximum aggregate amount recoverable from Seller pursuant to Section 13.2 shall be equal to the Purchase Price.

                  (b) No party shall have any obligation to indemnify any other party for special, indirect or consequential damages, or lost profits.

                  (c) The party entitled to indemnification shall take all reasonable steps to mitigate all indemnifiable liabilities and damages upon and after becoming aware of any event that could reasonably be expected to give rise to any liabilities and damages indemnifiable hereunder. No party shall be entitled to indemnification to the extent of any insurance, Tax or other benefits resulting from the facts and circumstances relating to any indemnifiable claim.

                  (d) The party seeking indemnification shall give written notice to the indemnifying party of the facts and circumstances giving rise to any claim for indemnification as soon as reasonably possible but in any event within one month after it obtains knowledge of the basis for a claim for indemnification hereunder.

                  (e) With respect to each third party claim subject to this
         Article XIII (a "Third Party Claim"), the party seeking indemnification (the "Indemnified Party") must give prompt notice to the indemnifying party (the "Indemnifying Party") as provided in (d) above of the Third Party Claim. The Indemnifying Party may, at its sole cost and expense, upon notice to the Indemnified Party within thirty (30) days after the Indemnifying Party receives notice of the Third Party Claim, assume the defense of the Third Party Claim, with counsel of its choice. The Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim, unless (i) the settlement or judgment is solely for money damages, or (ii) the Indemnified Party consents thereto, which consent shall not be unreasonably withheld. The Indemnifying Party shall provide the Indemnified Party with fifteen (15) days prior notice before it consents to a settlement of, or the entry of a judgment arising from, any Third Party Claim. The Indemnified Party shall be entitled to participate in the defense of (but not control) any Third Party Claim, the defense of which is assumed by the Indemnifying Party, with its own counsel and at its own expense. The parties shall cooperate in the defense of any Third Party Claim and the relevant records of each party shall be made available on a timely basis.


                                   ARTICLE XIV

                             TERMINATION AND WAIVER

         14.1 TERMINATION OR ABANDONMENT. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Closing:

                  (a) by the mutual written consent of Seller and Purchaser;

                  (b) by Seller or Purchaser, if any court of competent jurisdiction or governmental body, authority or agency having jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

                  (c) by Purchaser, if one or more of the conditions to the obligation of Purchaser to Close has not been fulfilled; or

                  (d) by Seller, if one or more of the conditions to the obligation of Seller to Close has not been fulfilled.

         In the event of termination of this Agreement pursuant to this Section 14.1, this Agreement shall terminate and there shall be no other liability on the part of Seller to Purchaser or on the part of Purchaser to Seller under this Agreement except liability arising out of a breach of this Agreement, or the failure by a party to fulfill its conditions hereunder, in which event the non-breaching party reserves the right to seek all available remedies. The termination of this Agreement pursuant to this Section 14.1 shall become effective on the date (x) in the case of a termination pursuant to Section 14.1(a), the consent is executed and (y) in the case of a termination pursuant to Section 14.1(b), (c), or (d), written notice is given by the terminating party to the other party hereto.

         14.2 EXTENSION OF TIME, WAIVER, ETC. At any time prior to the Closing, Seller and Purchaser may by written instrument:

                  (a) extend the time for the performance of any of the obligation or acts of the other party; and

                  (b) waive compliance with any of the agreement of the other party contained herein; provided, however, that no failure or delay by Seller or Purchaser in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other rights hereunder.

                                   ARTICLE XV

                                  DUE DILIGENCE

         15.1     DILIGENCE PERIOD. [Intentionally omitted.]


                                   ARTICLE XVI

                            NONCOMPETITION AGREEMENT

         16.1     NONCOMPETITION AGREEMENT.

         (a) Each of the parties constituting Seller, in order to induce Purchaser to enter into this Agreement, expressly covenants and agrees that for a period of five years from the date of this Agreement, neither of such parties shall, and each of such parties will cause their Affiliates not to, directly or indirectly, own, manage, operate, join, control or participate in or be connected with any business, individual, partnership, firm or corporation, which engages in any business that provides services within the Purchaser Field of Use (as defined below) in North America.

         (b) Notwithstanding the restrictions contained in Section 16.1(a), each of the parties constituting Seller or any of their Affiliates may own an aggregate of not more than 2.5% of the outstanding stock of any class of any corporation engaged in a business within the Purchaser Field of Use, if such stock is listed on a national securities exchange or regularly traded in the over-the-counter market by a member of a national securities exchange, without violating the provisions of Section 16.1(a), provided that neither of the parties constituting Seller or their Affiliates have the power, directly or indirectly, to control or direct the management or affairs of any such corporation and are not involved in the management of such corporation.

         (c) The parties constituting Seller further expressly covenant and agree that for a period of two years from and after the Closing Date, neither of the parties constituting Seller will, and the parties constituting Seller will cause their Affiliates not to engage or employ, or solicit or contact with a view to the engagement or employment any Purchaser Employee or any of Seller's employees who are employed by Purchaser within three months after the Closing.

         (d) To the extent that any part of this Article XVI may be invalid, illegal or unenforceable for any reason, it is intended that such part shall be enforceable to the extent that a court of competent jurisdiction shall determine that such part, if more limited in scope, would have been enforceable, and such part shall be deemed to have been so written and the remaining parts shall as written be effective and enforceable in all events.

         (e) Seller and Purchaser agree and acknowledge that the limitations as to time, geographical area and scope of activity to be restrained as set forth in this Article XVI do not impose any greater restraint than is necessary to protect the legitimate business interests of Purchaser. Seller and Purchaser further agree and acknowledge that, in the event of a breach or threatened breach of any of the provisions of this Article XVI, Purchaser shall be entitled to immediate injunctive relief, as any such breach would cause Purchaser irreparable injury for which it would have no adequate remedy at law.

Nothing herein shall be construed so as to prohibit Purchaser from pursuing any other remedies available to it hereunder, at law or in equity for any such breach or threatened breach.

         (f) Each of the parties constituting Seller, hereby represents to Purchaser that it has read and understands, and agrees to be bound by, the terms of this Article XVI. Each of the parties constituting Seller acknowledge that the geographic scope and duration of the covenants contained in this Article XVI are the result of arm's-length bargaining and are fair and reasonable in light of (i) the nature and wide geographic scope of the operations of Nutrition Technology Corporation, (ii) Bionutrics, Inc. level of control over and contact with Nutrition Technology Corporation business and operations in all jurisdictions where same are conducted, (iii) the fact that Seller's business is conducted throughout the geographic area where competition is restricted by this Agreement, and (iv) the amount of consideration that Seller is receiving in connection with this Agreement and the amount of the goodwill for which Purchaser is paying. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permitted under applicable law, whether now or hereafter in effect and therefore, to the extent permitted by applicable law, the parties hereto waive any provision of applicable law that would render any provision of this Article XVI invalid or unenforceable.

         (g) The "Purchaser Field of Use" shall have the meaning ascribed to the ACH Field of Use in the Technology Agreement.


                                  ARTICLE XVII

                               GENERAL PROVISIONS

         17.1 AMENDMENTS AND WAIVER. No amendment, waiver or consent with respect to any provision of this Agreement shall in any event be effective, unless the same shall be in writing and signed by the parties hereto, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

         17.2 NOTICES. All notices, requests, consents, demands and other communications hereunder must be in writing and shall be delivered in person, by courier service or by telecopy, telegram or telex as follows:

         (a)        If to Seller:           c/o Bionutrics, Inc.
                                            2425 E. Camelback Road, Suite 650
                                            Phoenix, Arizona 85016
                                            Attention: Ronald H. Lane
                                            Telecopy No.: 602-508-0115

                    With copies to:         Friedman Siegelbaum LLP
                                            399 Park Avenue, 20th Floor
                                            New York, New York 10022-4689
                                            Attention: J. Robert Horton
                                            Telecopy No.: 212-980-6991

         (b)        If to Purchaser:        AC Humko Corp.
                                            7171 Goodlett Farms Parkway

                                            Memphis, Tennessee 38018
                                            Telecopy No. 901-381-3066
                                            Attention:  Dennis Koerner

                    With copies to:         Vinson & Elkins L.L.P.
                                            2500 First City Tower
                                            1001 Fannin
                                            Houston, Texas 77002-6760
                                            Telecopy No.:  713-615-5234
                                            Attention:  James B. Rylander

Any party may change its address or add or change parties for receiving notice by written notice given to the others names above.

         17.3 EXPENSES. Except as otherwise expressly provided herein, each party to this Agreement shall pay its own costs and expenses in connection with the transactions contemplated hereby.

         17.4 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         17.5 SUCCESSORS AND ASSIGNS; BENEFICIARIES. This Agreement shall bind and inure to the benefit of the parties named herein and their respective successors and assigns. No Party may assign any rights, benefits, duties or obligations under this Agreement without the prior written consent of the other party. No third party shall be entitled to enforce any provision hereof; and no third party is intended to benefit from this Agreement.

         17.6 ENTIRE AGREEMENT. This Agreement and the documents referred to herein contain the entire agreement and understanding among the parties with respect to the transactions contemplated hereby and supersede all other agreements, understandings and undertakings among the parties on the subject matter hereof.

         17.7 ANNOUNCEMENTS. No announcement of the specific terms of this Agreement shall be made by any party without the written approval of the other party (which approval shall not be unreasonably withheld), except for filings required by applicable law.

         17.8 PARTIAL INVALIDITY. In the event that any provision of this Agreement shall be held invalid or unenforceable by any court or competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

         17.9 BULK TRANSFER LAWS. Purchaser hereby waives compliance by Seller with the provisions of any so-called bulk transfer laws of any jurisdiction in connection with the sale of the Purchased Assets. Notwithstanding anything to the contrary in Section 13, Seller shall indemnify, defend and hold Purchaser harmless from any losses, damages, claims, costs, and expenses which Purchaser may incur due to the failure of the parties to comply with the provisions of any so-called bulk transfer laws.

         17.10 GOVERNING LAW. This Agreement shall be interpreted in accordance with the substantive laws of the State of New York applicable to contracts made and to be performed wholly within said State.

                  IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by a duly authorized officer all as of the date first written above.

                                       AC HUMKO CORP.


                                       By: ________________________________
                                           Wayne Briesemeister
                                           Vice President

                                                    "Purchaser"




                                       BIONUTRICS, INC.


                                       By: __________________________________
                                           Ronald H. Lane
                                           President and Chief Executive Officer



                                       NUTRITION TECHNOLOGY
                                       CORPORATION


                                       By: __________________________________
                                           Michael Wells
                                           President

                                                      "Seller"



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